Exhibit 10.15

Tibet Changdu Huiheng Development Co., Ltd.,

After the bilateral verifying by you and our company, it is confirmed that we owe you RMB 5 million yuan as of Dec.31, 2007.

Due to the requirement of our company’s development, we ask for your permission that we delay the repayment.

We commit that we will repay the total amount of balance owned within three months after we receive your official payment demand.

Your kindness and help are highly appreciated.

Sincerely yours,

Shenzhen Huiheng Industry Co., Ltd

January 5, 2008